News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal First Quarter 2020 Results; Reaffirms Fiscal Year 2020 Outlook

First Quarter 2020 Highlights

•	Net sales increased 8% to $989 million
•	Income from operations increased 11% to $170 million
•	EBITDA including unconsolidated joint ventures(1) increased 9% to $233 million
•	Diluted EPS increased 8% to $0.79 from $0.73
•	Returned $34 million of cash to shareholders
•	Reaffirms FY 2020 outlook

EAGLE, ID (October 2, 2019) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its fiscal first quarter 2020 results.

“We’re pleased with our solid start to our fiscal year, with each of our core business segments driving volume, price/mix and earnings growth,” said Tom Werner, President and CEO. “We continue to leverage our sales and innovation capabilities to support customers’ growth, as well as to support pricing actions and improve product mix. We’re making good progress on our new ERP system, while also continuing to integrate our recent acquisitions in Australia. And our new Hermiston, Oregon french fry line is fully operational, providing us with flexibility to service and upgrade other production lines that have been operating at peak capacity.”

“We remain on track to deliver our fiscal 2020 targets, reflecting our continued focus on execution and a generally favorable current operating environment. In North America, demand for frozen potato products is solid behind positive restaurant traffic trends, while manufacturing capacity remains relatively tight. In addition, on a preliminary basis, we believe the potato crop in our growing regions will be in line with long-term averages. In Europe, we anticipate that our joint venture’s performance will gradually improve as we put the challenges from last year’s poor potato crop behind us. In our key international markets, french fry demand continues to grow in line with recent trends. Nonetheless, while current global french fry demand is strong, we are monitoring signs of softening macroeconomic conditions. Although these conditions may temper the frozen potato category’s demand growth towards more normalized rates, we believe we are well-positioned to deliver our financial objectives for the year, and remain focused on creating value for our stakeholders over the long term.”

Summary of First Quarter FY 2020 Results
($ in millions, except per share)

		Year-Over-Year
	Q1 2020	Growth Rates
Net sales	$989.0	8%
Income from operations	$170.0	11%
Net income attributable to Lamb Weston	$115.7	7%
Diluted EPS	$0.79	8%

EBITDA including unconsolidated joint ventures(1)	$232.9	9%

Q1 2020 Commentary

Net sales increased $74.1 million to $989.0 million, up 8 percent versus the year-ago period. Volume increased 6 percent, primarily driven by growth in the Company’s Global segment, and includes an approximate 1 percentage point benefit from acquisitions. Price/mix increased 2 percent due to pricing actions and favorable mix.

Income from operations rose 11 percent to $170.0 million versus the year-ago period, driven by higher sales and gross profit. Gross profit increased $18.0 million due to favorable price/mix and volume growth. This increase was partially offset by higher manufacturing costs due to inefficiencies, which were primarily driven by higher maintenance and related costs. Gross profit growth was also tempered by input cost inflation and higher depreciation expense primarily associated with the Company’s french fry production line in Hermiston, Oregon, which started operating towards the end of the fourth quarter of fiscal 2019. In addition, gross profit included a $1.8 million gain related to unrealized mark-to-market adjustments and realized settlements associated with commodity hedging contracts in the current quarter, compared with a $5.6 million loss related to these items in the prior year quarter.

The increase in gross profit was partially offset by a $0.6 million increase in selling, general and administrative expenses (“SG&A”). The increase was largely driven by higher expenses related to information technology services and infrastructure, which included approximately $1 million of expense associated with designing a new enterprise resource platform system, as well as investments in the Company’s sales, marketing and operating capabilities. In addition, the increase included an approximate $4 million decline in foreign exchange expense and a $1.6 million decline in advertising and promotional expenses.

EBITDA including unconsolidated joint ventures(1) increased $20.0 million to $232.9 million, up 9 percent versus the prior year period, primarily due to growth in income from operations and an approximate $5 million incremental benefit from entering into an agreement to acquire the remaining 50.01% equity interest in the Company’s joint venture (the “BSW Acquisition”), Lamb Weston BSW, LLC (“Lamb Weston BSW”), in November 2018, partially offset by lower equity method investment earnings.

Diluted EPS increased $0.06, or 8 percent, to $0.79. The increase largely reflects growth in income from operations and an approximate $0.03 benefit from the BSW Acquisition. The increase was partially offset by lower equity method investment earnings.

The Company’s effective tax rate(2) in the first quarter of fiscal 2020 was approximately 24.1 percent, versus 23.5 percent in the prior year period. The effective tax rate varies from the U.S. statutory tax rate of 21% principally due to the impact of U.S. state taxes, foreign taxes, permanent differences, and discrete items.

Q1 2020 Segment Highlights

Global

Global Segment Summary

		Year-Over-Year
	Q1 2020	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$517.6	11%	2%	9%
Segment product contribution margin(1)	$102.7	9%

Net sales for the Global segment, which is comprised of the top 100 North American based restaurant chain customers as well as the Company’s international business, increased $50.8 million to $517.6 million, up 11 percent compared to the prior year period. Volume increased 9 percent, driven by growth in sales, including the benefit of limited time product offerings, to strategic customers in the U.S. and key international markets, as well as an approximate 2 percentage point benefit from acquisitions. Price/mix increased 2 percent, largely reflecting pricing adjustments associated with multi-year contracts.

Global segment product contribution margin(1) increased $8.2 million to $102.7 million, up 9 percent compared to the prior year period. Favorable price/mix and volume growth drove the increase, more than offsetting higher manufacturing costs due to inefficiencies, input cost inflation, and higher depreciation expense primarily associated with the new Hermiston production line. The increase was also tempered by acquisition-related costs and higher tariffs on U.S. exports to China.

Foodservice

Foodservice Segment Summary

		Year-Over-Year
	Q1 2020	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$305.4	3%	2%	1%
Segment product contribution margin(1)	$102.5	0%

Net sales for the Foodservice segment, which services North American foodservice distributors and restaurant chains outside the top 100 North American based restaurant chain customers, increased $7.6 million to $305.4 million, up 3 percent compared to the prior year period. Price/mix increased 2 percent, primarily reflecting improved mix and pricing actions initiated in the fall of 2018. Volume increased 1 percent, led by growth in Lamb Weston branded and distributor private label products.

Foodservice segment product contribution margin(1) increased $0.5 million to $102.5 million compared to the prior year period, as favorable price/mix and volume growth offset higher manufacturing costs due to inefficiencies, input cost inflation, and higher depreciation expense primarily associated with the new Hermiston production line.

Retail

Retail Segment Summary

		Year-Over-Year
	Q1 2020	Growth Rates	Price/Mix	Volume
	($ in mil.)
Net sales	$129.3	11%	3%	8%
Segment product contribution margin(1)	$28.9	27%

Net sales for the Retail segment, which includes sales of branded and private label products to grocery, mass merchant and club customers in North America, increased $13.1 million to $129.3 million, up 11 percent compared to the prior year period. Volume increased 8 percent, driven by increased sales of private label products as well as Grown in Idaho and other branded products. Price/mix increased 3 percent, driven by favorable mix and pricing actions.

Retail segment product contribution margin(1) increased $6.2 million to $28.9 million, up 27 percent compared to the prior year period, driven by improved price/mix, volume growth and lower advertising and promotional expense, partially offset by higher manufacturing costs due to inefficiencies, input cost inflation and higher depreciation expense,  primarily associated with the new Hermiston production line.

Equity Method Investment Earnings

Equity method investment earnings from unconsolidated joint ventures in Europe and the U.S. were $10.6 million and $19.9 million for the first quarter of fiscal 2020 and 2019, respectively. These amounts included a $1.1 million unrealized gain related to mark-to-market adjustments associated with currency and commodity hedging contracts in the current quarter and a $0.7 million gain related to these items in the prior year quarter. Excluding these adjustments, earnings from equity method investments declined $9.7 million compared to the prior year period, largely reflecting higher raw potato prices and manufacturing costs associated with last year’s poor crop in Europe.

Outlook

The Company provides guidance on its financial outlook on a non-GAAP basis and does not reconcile guidance to GAAP as the Company cannot predict items impacting comparability that are included in reported GAAP results. These items are discussed in more detail in the notes to this press release.

The Company’s fiscal 2020 outlook includes the contribution of a 53rd week in the fiscal period, with the additional week falling in the fourth quarter.

FY 2020 Outlook Summary

Net sales growth rate	Mid-Single Digit Range

Adjusted EBITDA including unconsolidated joint ventures(1)	$950 million to $970 million

Interest expense	Approximately $110 million

Effective tax rate(2) excluding comparability items	23% to 24%

Cash used for capital expenditures, excluding acquisitions	Approximately $300 million

Depreciation and amortization	Approximately $175 million

As summarized in the table above, for fiscal 2020, the Company continues to expect:

•	Net sales to grow mid-single digits, largely driven by volume as well as modestly higher price/mix.

•	Adjusted EBITDA including unconsolidated joint ventures(1) in the range of $950 million to $970 million. The Company expects:
o	Volume-driven gross profit growth, with higher price/mix offsetting input cost inflation;
o

SG&A, excluding advertising and promotional expenses and investments to upgrade the Company’s enterprise resource planning and other information systems infrastructure, to be 8.0 percent to 8.5 percent of net sales.

•	Equity method investment earnings to improve versus fiscal 2019, reflecting the effect of a normalized raw potato cost environment in Europe.

•

The Company increased its target for capital expenditures to approximately $300 million from approximately $275 million to reflect updated spending estimates for the upgrade of its enterprise resource planning system and other capital projects.

End Notes

(1)

Adjusted EBITDA including unconsolidated joint ventures, EBITDA including unconsolidated joint ventures, and segment product contribution margin are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of earnings guidance provided on a non-GAAP basis, and the reconciliations at the end of this press release for more information.

(2)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its first quarter 2020 results at 10:00 a.m. ET today. Investors and analysts may access the call toll-free by dialing (866)  548-4713, and using the event confirmation code of 5580168. A listen-only webcast will be provided at www.lambweston.com.

About Lamb Weston

Lamb Weston, along with its joint venture partners, is a leading supplier of frozen potato, sweet potato, appetizer and vegetable products to restaurants and retailers around the world. For more than 60 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “continue,” “expect,” “support,” “grow,” “will,” “believe,” “anticipate,” “target,” “focus,” “improve,” “create,” “leverage,” “make,” “integrate,” “provide,” “deliver,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding the Company’s plans, execution, business outlook and prospects. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the Company’s ability to successfully execute its long-term value creation strategies; its ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which it and its joint ventures operate; political and economic conditions of the countries in which it and its joint ventures conduct business and other factors related to its international operations; disruption of its access to export mechanisms; risks associated with possible acquisitions, including its ability to complete acquisitions or integrate acquired businesses; its debt levels; the availability and prices of raw materials; changes in its relationships with its growers or significant customers; the success of its joint ventures; actions of governments and regulatory factors affecting its businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; its ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; the Company’s ability to remediate the material weakness in internal control described in the Company’s Form 10-K; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented EBITDA including unconsolidated joint ventures and segment product contribution margin, each of which is considered a non-GAAP financial measure. The non-GAAP financial measures provided should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of

America ("GAAP") that are presented in this press release. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company's performance on a consistent basis for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful information because they (i) provide meaningful supplemental information regarding financial performance by excluding certain items, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with additional understanding of the factors and trends affecting the Company's business than could be obtained absent these disclosures.

The Company also provides guidance on its financial outlook on a non-GAAP basis. The Company cannot predict certain elements that are included in reported GAAP results, including items such as strategic developments, significant acquisition and integration costs, and other items impacting comparability. This list is not inclusive of all potential items, and the Company will update as necessary as these items are evaluated on an ongoing basis, can be highly variable and could be significant to its GAAP measures. As such, prospective quantification of these items is not feasible and a full reconciliation of Adjusted EBITDA including unconsolidated joint ventures to GAAP net income has not been provided.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, dollars in millions, except per share amounts)

	Thirteen Weeks Ended
	August 25,	August 26,
	2019	2018
Net sales	$989.0	$914.9
Cost of sales	740.4	684.3
Gross profit	248.6	230.6
Selling, general and administrative expenses	78.6	78.0
Income from operations	170.0	152.6
Interest expense, net	28.2	26.8
Income before income taxes and equity method earnings	141.8	125.8
Income tax expense	36.7	34.3
Equity method investment earnings	10.6	19.9
Net income	115.7	111.4
Less: Income attributable to noncontrolling interests (1)	—	3.6
Net income attributable to Lamb Weston Holdings, Inc.	$115.7	$107.8
Earnings per share
Basic	$0.79	$0.73
Diluted	$0.79	$0.73
Dividends declared per common share	$0.20000	$0.19125

Computation of diluted earnings per share:
Net income attributable to Lamb Weston Holdings, Inc.	$115.7	$107.8
Less: Increase in redemption value of noncontrolling interests in excess of earnings allocated, net of tax benefits (1)	—	0.9
Net income available to Lamb Weston common stockholders	$115.7	$106.9
Diluted weighted average common shares outstanding	147.0	147.2
Diluted earnings per share	$0.79	$0.73

(1)

On November 2, 2018, we entered into an agreement to acquire the remaining 50.01% interest in Lamb Weston BSW, LLC (“Lamb Weston BSW”). Our Consolidated Statement of Earnings includes 100% of Lamb Weston BSW’s earnings beginning November 2, 2018. See Note 7, Investments in Joint Ventures, of the Notes to Combined and Consolidated Financial Statements in "Part II, Item 8. Financial Statements and Supplementary Data" of the Company’s fiscal 2019 Form 10-K, for more information.

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, dollars in millions, except share data)

	August 25,	May 26,
	2019	2019
ASSETS
Current assets:
Cash and cash equivalents	$19.0	$12.2
Receivables, less allowance for doubtful accounts of $1.3 and $1.3	371.1	340.1
Inventories	466.5	498.3
Prepaid expenses and other current assets	49.6	110.9
Total current assets	906.2	961.5
Property, plant and equipment, net (1)	1,555.1	1,597.8
Operating lease assets (1)	160.3	—
Goodwill	306.4	205.9
Intangible assets, net	40.4	37.6
Equity method investments	225.5	224.6
Other assets	28.7	20.7
Total assets	$3,222.6	$3,048.1

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term borrowings	$—	$8.4
Current portion of long-term debt and financing obligations	36.5	38.0
Accounts payable	284.9	289.2
Accrued liabilities (1)	218.7	217.2
Total current liabilities	540.1	552.8
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion (1)	2,210.1	2,280.2
Deferred income taxes	143.5	125.7
Other noncurrent liabilities (1)	236.6	94.0
Total long-term liabilities	2,590.2	2,499.9
Commitments and contingencies
Stockholders' equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 146,760,237 and 146,654,827 shares issued	146.8	146.7
Additional distributed capital	(884.7)	(890.3)
Retained earnings (1)	911.1	803.6
Accumulated other comprehensive loss	(34.2)	(25.3)
Treasury stock, at cost, 697,515 and 585,794 common shares	(46.7)	(39.3)
Total stockholders' equity (deficit)	92.3	(4.6)
Total liabilities and stockholders’ equity	$3,222.6	$3,048.1

(1)

Effective May 27, 2019, the Company adopted Accounting Standards Update 2016-02, Leases, and its related amendments, using the modified retrospective transition method. The Company adopted the guidance by recording the cumulative effect of initially applying the guidance at the date of initial application and the Company did not recast prior periods presented in the Consolidated Financial Statements. The adoption of the new lease standard resulted in the recognition of an operating lease asset of $154.1 million and an operating lease liability of $155.5 million. The adoption also resulted in a cumulative effect transitional adjustment of $26.6 million ($20.5 million, net of tax), to increase retained earnings, as a result of the elimination of a deferred gain related to a sale leaseback and the elimination of $38.7 million of property, plant, and equipment and $65.3 million of lease financing obligations also related to the sale leaseback. The adoption did not have a material impact on the Company’s results of operations or cash flows. See Notes 1 and 6 of the Condensed Notes to Consolidated Financial Statements in “Part I, Item 1. Financial Statements” of the Company’s fiscal 2020 first quarter Form 10-Q, for more information.

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, dollars in millions)

	Thirteen Weeks Ended
	August 25,	August 26,
	2019	2018
Cash flows from operating activities
Net income	$115.7	$111.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	46.0	38.6
Stock-settled, stock-based compensation expense	5.4	4.2
Earnings of joint ventures in excess of distributions	(0.5)	(3.2)
Deferred income taxes	10.3	13.9
Other	5.6	3.1
Changes in operating assets and liabilities, net of acquisition:
Receivables	(27.0)	(18.6)
Inventories	35.6	33.2
Income taxes payable/receivable, net	24.8	9.5
Prepaid expenses and other current assets	43.3	41.1
Accounts payable	7.7	17.1
Accrued liabilities	(28.4)	(22.4)
Net cash provided by operating activities	$238.5	$227.9
Cash flows from investing activities
Additions to property, plant and equipment	(50.3)	(87.0)
Acquisition of business, net of cash acquired	(116.9)	—
Other	(9.5)	0.2
Net cash used for investing activities	$(176.7)	$(86.8)
Cash flows from financing activities
Proceeds from issuance of debt	299.3	—
Debt repayments	(309.0)	(10.9)
Dividends paid	(29.2)	(28.0)
Payments of short-term borrowings	(8.3)	(1.0)
Repurchase of common stock and common stock withheld to cover taxes	(7.4)	(3.9)
Cash distributions paid to noncontrolling interest	—	(2.9)
Other	(0.3)	0.8
Net cash used for financing activities	$(54.9)	$(45.9)
Effect of exchange rate changes on cash and cash equivalents	(0.1)	(0.3)
Net increase in cash and cash equivalents	6.8	94.9
Cash and cash equivalents, beginning of the period	12.2	55.6
Cash and cash equivalents, end of period	$19.0	$150.5

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, dollars in millions)

	Thirteen Weeks Ended
			Year-Over-
	August 25,	August 26,	Year Growth
	2019	2018	Rates	Price/Mix	Volume
Segment sales
Global	$517.6	$466.8	11%	2%	9%
Foodservice	305.4	297.8	3%	2%	1%
Retail	129.3	116.2	11%	3%	8%
Other	36.7	34.1	8%	(10%)	18%
	$989.0	$914.9	8%	2%	6%

Segment product contribution margin (1)
Global	$102.7	$94.5	9%
Foodservice	102.5	102.0	0%
Retail	28.9	22.7	27%
Other	9.7	5.0	94%
	243.8	224.2	9%
Other selling, general, and administrative expenses	73.8	71.6	3%
Income from operations	$170.0	$152.6	11%

(1)

Product contribution margin is defined as net sales, less cost of sales and advertising and promotion expenses. Segment product contribution margin excludes general corporate expenses and interest expense because management believes these amounts are not directly associated with segment performance for the period.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, dollars in millions)

To supplement the financial information included in this press release, the Company has presented EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. The following table reconciles net income attributable to Lamb Weston to EBITDA including unconsolidated joint ventures.

	Thirteen Weeks Ended
	August 25,	August 26,
	2019	2018
Net income attributable to Lamb Weston Holdings, Inc.	$115.7	$107.8
Income attributable to noncontrolling interests	—	3.6
Equity method investment earnings	(10.6)	(19.9)
Interest expense, net	28.2	26.8
Income tax expense	36.7	34.3
Income from operations	170.0	152.6
Depreciation and amortization	43.1	37.4
EBITDA (1) (2)	213.1	190.0

Unconsolidated Joint Ventures (3)
Equity method investment earnings	10.6	19.9
Interest expense, income tax expense, and depreciation and
amortization included in equity method investment earnings	9.2	7.5
Add: EBITDA from unconsolidated joint ventures	19.8	27.4

Consolidated Joint Ventures (3)
Income attributable to noncontrolling interests	—	(3.6)
Interest expense, income tax expense, and depreciation and
amortization included in income attributable to noncontrolling interests	—	(0.9)
Subtract: EBITDA from consolidated joint ventures	—	(4.5)

EBITDA including unconsolidated joint ventures (1)	$232.9	$212.9

(1)

EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Management excludes items impacting comparability between periods as it believes these items are not necessarily reflective of the ongoing operations of the Company. Lamb Weston presents this measure because the Company believes it provides a means to evaluate the performance of the Company on an ongoing basis using the same measure frequently used by the Company’s management and assists in providing a meaningful comparison between periods. Any analysis of non-GAAP financial measures should be done only in conjunction with results presented in accordance with GAAP. This non-GAAP measure is not intended to be a substitute for GAAP financial measures and should not be used as such.

(2)	EBITDA includes EBITDA from consolidated joint ventures for the thirteen weeks ended August 26, 2018.

(3)

Lamb Weston holds equity interests in two potato processing joint ventures, including 50% of Lamb-Weston/RDO Frozen and Lamb-Weston/Meijer v.o.f., which it accounts for its ownership under the equity method of accounting. Prior to purchasing the remaining 50.01% interest in its Lamb Weston BSW joint venture, Lamb Weston consolidated the financial statements of Lamb Weston BSW. In connection with the purchase, Lamb Weston began recognizing 100% of Lamb Weston BSW’s earnings in its Consolidated Statements of Earnings on November 2, 2018. See Note 7, Investments in Joint Ventures, of the Notes to Combined and Consolidated Financial Statements in “Part II, Item 8. Financial Statements and Supplementary Data” in the Company’s fiscal 2019 Form 10-K, for more information.